Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Yuma Energy, Inc., a Delaware corporation (“Yuma”), of our report dated April 5, 2016 (except for the revision described in Note 20 and the effects thereof, as to which the date is January 17, 2017) relating to the consolidated financial statements of Davis Petroleum Acquisition Corp., a Delaware corporation, included in the Current Report on Form 8-K/A filed by Yuma on January 18, 2017 with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 18, 2017